EXHIBIT 99.1

OpenTable to Acquire toptable.com

LONDON and SAN FRANCISCO, Sept. 15, 2010 (GLOBE NEWSWIRE) -- OpenTable, Inc. (Nasdaq:OPEN) (www.opentable.com), a leading provider of free online reservations for diners and guest management systems for restaurants, today announced that it has entered into a definitive agreement to acquire toptable.com, a leading restaurant reservation site in the United Kingdom, for approximately $55 million USD in cash.

"This acquisition of toptable.com is designed to accelerate the growth of our business in the United Kingdom in a meaningful way," said Jeff Jordan, President and CEO, OpenTable. "By combining toptable.com's robust consumer destination site for diners with our best-in-class software for restaurants, we will be able to provide a superior service to restaurants and diners in the United Kingdom."

"This is an important milestone in toptable's history. There's always been mutual admiration between the two companies, and we're really excited about the future, working as a combined force," said Karen Hanton MBE, founder of toptable.com.

Transaction and Financial Information

OpenTable will acquire the entire issued share capital, including outstanding options, of privately-held toptable.com for approximately $55 million USD.  The transaction is expected to close in the fourth quarter of 2010 and is subject to customary closing conditions. OpenTable plans to finance the acquisition with existing cash, cash equivalents and short-term investments.  For the fiscal year 2009, toptable.com reported revenues of approximately £6.3 million GBP and net income of £750,000 GBP. OpenTable believes it will incur approximately $500,000 in non-recurring transaction and integration costs in both Q3 and Q4, or a total of $1 million through the end of the year. OpenTable will file a Current Report on Form 8-K that will include as an exhibit the Share Purchase Agreement for the acquisition. BofA Merrill Lynch is acting as financial advisor and Latham & Watkins LLP as legal counsel to OpenTable; Allen & Company is acting as financial advisor and Bird & Bird LLP as legal counsel to toptable.com.

Webcast and Conference Call Information

OpenTable will host a conference call and webcast at 10:30 a.m. Pacific Time (1:30 p.m. Eastern Time) today to discuss the acquisition.  To access the conference call, please dial 1-877-303-6497 in the United States and +1-707-287-9323 internationally. A live audio webcast of the conference call will be available at http://investors.opentable.com/events.cfm. This call may contain forward-looking statements and other material information regarding the transaction.

About toptable.com

Founded in 2000, toptable.com is one of Europe's largest online dining communities and restaurant booking services.  toptable.com provides a free and easy-to-use service, allowing diners to browse and book at more than 5,000 restaurants across the United Kingdom and throughout Europe. Nearly three million diners are seated at restaurants each year through reservations booked via toptable.com, representing approximately £10m per month in restaurant revenue. The company is based in London.

About OpenTable, Inc.

OpenTable is a leading provider of free, real-time online restaurant reservations for diners and reservation and guest management solutions for restaurants. The OpenTable network delivers the convenience of online restaurant reservations to diners and the operational benefits of a computerized reservation book to restaurants. OpenTable has more than 14,000 restaurant customers, and since its inception in 1998, has seated more than 160 million diners around the world. The company is headquartered in San Francisco, California, and the OpenTable service is available throughout the United States, as well as in Canada, Germany, Japan, Mexico, and the United Kingdom.

The OpenTable, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6474

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including the quotations from management of OpenTable and toptable.com and statements regarding plans for financing the acquisition and the timing, anticipated benefits, and transaction and integration costs of the proposed acquisition. The Company's actual results may differ materially from those anticipated in these forward-looking statements.  Factors that may contribute to such differences include, among others, the possibility that the acquisition may not close; the Company's ability to successfully manage the acquisition; the future growth of the Company's business in the United Kingdom; the impact of the current economic climate on the Company's business; the Company's ability to maintain an adequate rate of growth; the Company's ability to effectively manage its growth; the Company's ability to attract new restaurant customers; the Company's ability to increase the number of visitors to its website and convert those visitors into diners; the Company's ability to retain existing restaurant customers and diners or encourage repeat reservations; the Company's ability to successfully enter new markets and manage its international expansion; the Company's ability to successfully manage other acquisitions of businesses, solutions or technologies; interruptions in service and any related impact on the Company's reputation; and costs associated with defending intellectual property infringement and other claims.  More information about potential factors that could affect OpenTable's business and financial results is contained in its filings with the SEC, including its Annual on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

OpenTable, OpenTable.com, OpenTable logos and other service names are the trademarks of OpenTable, Inc.

CONTACT:  OpenTable, Inc.
          Media Contact:
          Shannon Stubo
            415-344-4275
            sstubo@opentable.com
          Investor Contact:
          Investor Relations
            415-344-6520
            investors@opentable.com